EXHIBIT 10.1

SAMDREW IV, INC.

June 20, 2006

Youssef M Habib, CEO
Illuminex Corporation
1064 New Holland Ave.
Lancaster, PA 17601

Re:	Letter of Intent for Reverse Merger

Dear Mr. Habib:

Further to our recent discussions, this letter of intent summarizes the terms upon which Samdrew IV, Inc. (“Samdrew”), a Delaware corporation, intends to combine with Illuminex Corporation (“Illuminex”), a Delaware corporation, either through a merger between Illuminex and a wholly-owned subsidiary of Samdrew, or an exchange of shares of stock of Illuminex for shares of common stock, par value $.0001 per share (“Common Stock”) of Samdrew (the “Merger”). Upon completion of the Merger, the surviving corporation shall be called “Illuminex Corporation” (the “Surviving Corporation”). The parties intend to begin preparation of agreements necessary for the Merger (“Definitive Agreements”) in accordance with the following terms:

1.
Pre-Merger Capitalization. At the closing of the Merger (“Closing”), an aggregate of 3,400,000 shares of Common Stock of the Surviving Corporation (“Common Stock”) will be issued to the current shareholders of Illuminex, and 600,000 shares (the “Samdrew Founders Shares”) of Common Stock shall continue to be held by the current shareholders of Samdrew (the “Founders”), prior to the issuance of additional shares or other securities to be issued in connection with the Financing (as defined below). As a result, a total of 4,000,000 shares of Common Stock will be outstanding upon Closing of the Merger, and prior to the Financing.

2.
Private Placement. A condition to Closing will be the completion of a private placement and sale of Common Stock or other securities pursuant to which the Surviving Corporation or Samdrew as the parent thereof upon Closing of the Merger receives gross proceeds of at least $7 million on terms reasonably acceptable to each of Samdrew and Illuminex (the “Financing”).

3.
Registration. After the Closing, the Surviving Corporation, at its cost and expense, will cause Samdrew, as its parent holding company following the Closing of the Merger, to seek to register for resale all of the Samdrew Founder Shares. The Surviving Corporation shall use its commercially reasonable efforts to work with and cooperate with the Founders to file a registration statement within 60 days after Closing (the “Filing Deadline”). If the Surviving Corporation fails to file a registration statement on or before the Filing Deadline, then the Founders shall be entitled to receive from the Samdrew, as the parent of the Surviving Corporation, additional shares of Common Stock in an amount equal to 1.5% of the value of the Samdrew Founders Shares on the date of the Closing (“Closing Date Value”) for each full month that the Surviving Corporation fails to meet the Filing Deadline (“Penalty Shares”). The Surviving Corporation and the Founders shall use their commercially efforts to have the registration statement become effective within 150 days after Closing. If the Surviving Corporation does not cause Samdrew to bring the Registration Statement to effectiveness within such 150 day period, the holders of Samdrew Founder Shares will have the option either to (i) continue to receive Penalty Shares in the manner set forth above or (ii) receive a penalty equal to 1.5% per month of the Closing Date Value in the form of cash.

4.
Additional Conditions. All necessary consents of third parties will be obtained prior to Closing. Definitive Agreements will contain customary representations, warranties and covenants. The board of directors and, if required by Delaware law, shareholders of Samdrew, the board of directors and shareholders of any entity merging with Illuminex (such as a subsidiary of Samdrew established for that purpose) and the board of directors and shareholders of Illuminex shall have approved the Definitive Agreements. Closing will occur as soon as practicable, but the parties desire Closing be completed no later than October 31, 2006.

5.
No-Shop. In consideration of the expense and effort that will be expended by Samdrew in due diligence and the negotiation of the Definitive Agreements, neither Illuminex nor its affiliates will, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to (a) a transaction involving a merger into public “shell” corporation, or (b) any other potential merger, acquisition or sale of all or substantially all of the assets or capital stock of Illuminex until the earlier to occur of (a) the Closing, (b) the date on which Samdrew and Illuminex mutually agree in writing to discontinue negotiations regarding such a transaction on the terms set forth herein, or (c) October 31, 2006. For clarification purposes, the foregoing provisions shall not prohibit or restrict Illuminex from seeking alternative forms of private financing, including without limitation, traditional venture capital financing.

6.
Definitive Agreements; Consents. Samdrew and Illuminex shall negotiate in good faith to arrive at mutually acceptable Definitive Agreements for approval, execution and delivery on the earliest practicable date. The parties shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals, if any, from third parties or governmental entities, and to endeavor to comply with all other legal or contractual requirements for, or preconditions to, the execution and consummation of the Definitive Agreements.

7.
Confidentiality. The parties each covenant and agree that, except as consented to by the parties, neither they nor any of their respective officers, directors, employees, agents or representatives will disclose any confidential information of the other to any third party, except (i) as required by law or regulation (including applicable securities regulations), or (ii) to a party’s accountants, lawyers, employees, advisors and representatives in connection with evaluating whether to proceed with negotiating and closing the transactions contemplated herein or (iii) in connection with obtaining consents required by the Definitive Agreements.

8.
Costs. Each party shall be responsible for and bear all of their own costs and expenses incurred in connection with the proposed transaction, except that Illuminex shall reimburse Samdrew for its counsel fees, up to $75,000, but only upon a Closing.

9.
No Material Changes in Business. From and after the date of this letter of intent until the earliest to occur of the termination of this letter of intent, October 31, 2006 or the date of execution of the Definitive Agreements, Illuminex will use commercially reasonable efforts to maintain the business in accordance with its customary practices and otherwise to conduct its business in the ordinary course in the manner in which it has heretofore been conducted and to preserve its business relationships with customers, suppliers and content providers. During such time, Illuminex shall notify Samdrew of any action outside the ordinary course of business or any commitment involving more than $50,000.

10.
Binding Nature of Letter. Sections 1-4 of this letter of intent (the “Non-Binding Provisions”) reflect our mutual understanding of the matters described in them, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation between the parties. No party to this letter of intent shall have any liability to any other party based upon, arising from, or relating to the Nonbinding Provisions. Sections 5-11 of this letter of intent (the “Binding Provisions”) shall constitute the legally binding and enforceable agreement of the parties (in recognition of the significant costs to be borne by the parties in pursuing the transactions set forth herein). The Binding Provisions (along with the rest of this letter of intent) may be terminated (A) by mutual written consent of both parties; or (B) upon written notice by either party to the other if the Definitive Agreements have not been executed by October 31, 2006, provided, however, that the termination of the Binding Provisions shall not affect the liability for breach of any of the Binding Provisions prior to the termination.

11.
Counterparts, etc. This letter of intent may be executed in separate counterparts, none of which need contain all the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. The Binding Provisions may only be amended in writing signed by both parties. The Binding Provisions reflect the entire agreement among the parties with respect to the subject matter thereof. This letter of intent may not be assigned. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original.

If you are in agreement with the foregoing as a basis for negotiating Definitive Agreements between us with respect to the matters set forth herein, please execute the attached and return it to me.

Sincerely,

SAMDREW IV, INC.

By:  /s/ David N. Feldman

David N. Feldman, President

ACCEPTED AND AGREED:

ILLUMINEX CORPORATION

By:  /s/ Youssef M Habib

Youssef M Habib, CEO